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                                                                    EXHIBIT 10.4

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is executed as of this 15th day of September, 1998, by and between ALLEGHENY TELEDYNE INCORPORATED, a Delaware corporation with its principal place of business at 10th Floor, Six PPG Place, Pittsburgh, PA 15222 (with all of its direct and indirect subsidiaries, "ATI" or, together with the Company and the Parent Company referred to below, as the case may be, "Employer"), and MICHAEL
P. HOOPIS, an individual residing in the State of California (the "Executive").

         RECITALS:

A. ATI and the Executive entered into an Employment Agreement dated the 15th day of September, 1998 (the "Original Agreement") and, since that time, Executive has been employed as the President and Chief Executive Officer of ATI's Consumer Segment.

B. Since the date of the Original Agreement, the order of the transactions under which ATI proposes to accomplish the transformation which was referred to in the Original Agreement as the "IPO/Spin-off" has changed and the parties desire to enter into this Agreement to reflect such change which is summarized in the paragraphs that follow.

C. Laars and Water Pik are operating companies of ATI involved in the manufacture and sale of consumer products, the assets and liabilities of which are currently owned by indirect subsidiaries of ATI. For the purposes of this Agreement, the "Company" refers to prior to the IPO/Spin-off (as defined below), Laars and Water Pik as operating companies of ATI and after the IPO/Spin-off refers to the corporations formed in the proposed transformation of ATI that hold the assets of such operating companies after the IPO/Spin-off.

D. ATI is contemplating a transaction involving the incorporation of the Laars and Water Pik operating companies (the "Company") into two new companies and the subsequent spin-off of the outstanding common stock of the Company (or the corporate parent of the Company whose primary assets will be the stock of the Company, hereinafter referred to as the "Parent Company," as the case may be) to the stockholders of ATI (the "Spin-off") followed by a public offering of shares of common stock of the Company or the Parent Company (the "IPO/Spin-off").

E. The Executive is experienced in the manufacture and sale of consumer products and is desirous of becoming the most senior executive responsible for the Company and the Parent Company in light of the contemplated IPO/Spin-off.


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F. ATI believes the Executive will contribute to the growth and profitability of the Company, as a part of ATI pending the IPO/Spin-off and as an independent company following the IPO/Spin-off, and desires to employ the Executive as the most senior executive responsible.

G. Prior to the execution of the Original Agreement, the Executive provided ATI with a copy of an unsigned employment agreement (the "Agreement") dated as of June 26, 1998 between Windemere-Durable Holdings, Inc. ("Windemere") and the Executive, the Executive gave 60 days written notice (the "Notice") of his termination of the Agreement pursuant to Section 11 thereof. The Executive believes that, after the expiration of such 60 day notice period or such earlier time as Windemere shall agree, he has no further obligations under the Agreement other than the provisions of Section 6 of the Agreement. The Executive also believes that HPG Group (as defined in the Agreement) does not directly or indirectly engage in competition with the Company.

H. ATI agrees that it shall not require Executive to engage in any conduct which would violate any of the Executive's post-termination obligations to Windemere arising under the Agreement between Executive and Windemere.

I. The Executive is willing to make his services available to ATI on the terms and conditions hereinafter set forth.

AGREEMENT

         Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and the Executive hereby agree as follows:

         1. Employment. Commencing on the 60th day after the Notice or sooner if Windemere shall agree, (the "Effective Date"), Employer, in reliance on such representations, shall employ the Executive and the Executive shall accept employment by Employer, upon the terms and conditions set forth in this Agreement.

         2. Term. The term of employment (the "Term") of this Agreement shall begin on the Effective Date and, except as otherwise provided in Sections 7, 8, 9, 10, 11 and 12 below, shall end on December 31, 2002. The Term shall be automatically extended for one additional month commencing on December 31, 2001 and on the last day of each calendar month thereafter (each, an "Extension Date") unless one party gives written notice to the other on or before an Extension Date. As of the last day of the month in which a notice not to renew is delivered, the Term of this Agreement shall be twelve months and shall not be further extended. The last day of the calendar month in which the Term hereof, as extended from time to time, is then due to expire is hereinafter referred to as the "Expiration Date".

         3. Duties. The Executive will serve as the President and Chief Executive Officer of the Company and shall report to the Chief Executive Officer of ATI (the "CEO"). As President of the Company, the Executive shall have the primary responsibility to manage and direct the day-to-day business of the Company, including the generation of income and control of expenses. The Executive shall perform such duties as are consistent with the role of President of the Company and such other duties as may be reasonably assigned to him by the CEO. With the



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consent of the CEO, the Executive may (i) devote a reasonable amount of time and effort to charitable, industry or community organizations (which shall include without requirement of further consent, the Young Presidents Club of Southern California which is hereinafter referred to as the "YPO") and (ii) subject further to the provisions of Section 6 hereof, the Executive may serve as a director of other companies.

         4. Compensation. During the Term, Executive shall be compensated as follows:

                  (a) Salary. Executive shall be paid an annual salary of $400,000 (the "Annual Base Salary"), to be distributed in equal periodic installments according to Employer's customary payroll practices. Nothing contained herein shall be construed to prevent Employer from increasing Executive's Annual Base Salary more often than annually. The Annual Base Salary will be reviewed annually by the CEO and increased (but not decreased) if the CEO, in his or her discretion, determines an increase to be appropriate, based on the types of factors the CEO usually takes into account in reviewing executive level salaries, including, but not limited to, cost-of-living factors.

                  (b) Annual Incentive Compensation. Pending the IPO/Spin-off, ATI will provide the Executive with a target bonus opportunity of 60% of Annual Base Salary (the "Performance Bonus") under the ATI annual incentive bonus plan.

                  (c) SARP. Pending the IPO/Spin-off, ATI will make the Executive eligible for participation in ATI's Stock Acquisition and Retention Program under the terms and conditions applicable to all other participants, subject to the approval of the Personnel and Compensation Committee of the Board.

                  (d) Certain Additional Payments. In addition to the above payments,

                           (i) ATI shall pay the Executive the aggregate sum of
$240,000 in cash, in three equal annual installments, beginning on the first anniversary of the Effective Date and on each of the next two anniversary dates thereafter.

                           (ii) Upon the first to occur of a distribution of
shares of the common stock of the Company or the Parent Company in the Spin-off or in a public offering during the Term in accordance with a registration statement filed under the Securities Act of 1933, as amended (a "Public Offering"), ATI will cause the company whose shares are being distributed in the Spin-off or sold in the Public Offering, as the case may be, to grant to the Executive options to purchase three percent (3%) of the shares of common stock of such company outstanding after giving effect to the completion of the Spin-off or Public Offering (including, to the extent exercised, shares of common stock issued upon the exercise of any overallotment option by the underwriters of the Public Offering), and assuming the shares underlying such option are outstanding, on the terms and conditions described herein. The options shall be issued effective as of the completion of the Spin-off or Public Offering, whichever shall first occur (the "Closing Date") and shall have a 10-year term. The purchase price for the shares issuable upon exercise of the options shall equal the average of the high and low sales prices of a share of common stock of the Company or the Parent Company, as the case may be, on the Closing Date. The options would be issued pursuant to a plan, the shares of which will be registered on a



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registration statement on Form S-8 with the Securities and Exchange Commission, which registration statement shall be declared effective prior to the earliest exercise date. The options shall become exercisable cumulatively in accordance with the following schedule: 10% of the shares covered herein at any time after the first anniversary of the Closing Date, an additional 20% of the shares covered herein at any time after the second anniversary of the Closing Date, and the remaining 70% of the shares covered herein at any time after the third anniversary of the Closing Date. If, however, a Public Offering is closed during the Term but the Closing Date is at least one year after the first anniversary of the Effective Date, the options shall become exercisable cumulatively in accordance with the following schedule: 10% of the shares covered herein at any time after the Closing Date, an additional 20% of the shares covered herein at any time after the second anniversary of the Effective Date, and the remaining 70% of the shares covered herein at any time after the third anniversary of the Effective Date. Vested options must be exercised within 30 days after the date the Executive's employment with the Employer terminates.

                           (iii) If, (A) within thirty months of the Effective
Date, the Spin-off or a Public Offering has not been completed, and (B) by written notice to ATI within sixty days after the expiration of such thirty month period the Executive terminates the Term and his employment hereunder pursuant to Section 11 hereof, ATI shall pay or cause to be paid to the Executive, at the effective time of the termination, cash in an amount equal to two times the sum of the Annual Base Salary and the Performance Bonus in effect at the time of such termination. If such Spin-off or Public Offering has not occurred within such thirty month period because all or substantially all of the stock or assets of the Company is sold to a company not affiliated with ATI, in addition to any payments required to be made pursuant to Sections 7 though 11 hereof, but in lieu of the payment described in the preceding sentence, (x) ATI agrees to pay or cause the Company or the Parent Company to pay to the Executive $500,000 in cash and, in addition thereto, for each percent by which the selling price received by ATI on the sale of the Company exceeds the minimum selling price specified by the Board of Directors of ATI in a written notice to the Executive (the "Minimum Selling Price"), an additional $10,000 in cash; and (y) the options described in Section 5(c) shall become fully exercisable on the terms and conditions described in the option plan.

         5. Expense Reimbursement and Other Benefits.

                  (a) Reimbursement of Expenses. During the term of Executive's employment hereunder, Employer, upon the Executive's submission of proper substantiation in accordance with Employer's standard procedure, including copies of all relevant invoices, receipts or other evidence reasonably requested by Employer, by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of Employer, including first class or business class air travel.

                  (b) Employee Benefits. Pending the IPO/Spin-Off, (i) Executive shall participate in the Group Health and Hospitalization Plan, Group Life Insurance Plan, Group Disability Insurance Plan and all other insurances, or insurance plans and all employee benefit plans provided to employees of the Company (collectively, the "Welfare Benefits"), and executive benefits and bonuses covering employees of the Company as are now or may in the future be in effect, subject to applicable eligibility requirements; (ii) ATI shall provide Executive



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with life insurance on the terms provided for other company presidents of ATI;
(iii) ATI shall pay for (A) the Executive's annual dues in a country club and a city club and (B) tax preparation and financial planning for the Executive on an annual basis up to a maximum of $10,000; (iv) ATI shall pay for Executive's membership in the YPO, including reasonable travel and meal expenses incurred in connection with the Executive's attendance at YPO meetings and university and seminar participation; and (v) the Executive shall participate in accordance with their respective terms in the defined benefit and defined contribution plans provided to employees of the Company.

                  (c) Stock Options. Pending the IPO/Spin-off, the Executive shall be included as a participant under the ATI stock option plan, eligible to be granted options to acquire 20,000 shares of the common stock of Allegheny Teledyne Incorporated ("ATI Common Stock" or the "Common Stock of ATI") at the target award level under (and subject to all terms and conditions of) the ATI stock option plan as then in effect, and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans. Such options will contain such restrictions as required by the Board or the applicable committee of the Board charged with administration of the ATI stock option plan. The number of shares of Common Stock subject to the stock options shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the ATI Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of ATI on the terms specified in the stock option plan. The number of options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of the Company.

                  (d) Automobile. During the Term, Employer shall provide the Executive with a leased automobile, of the class of a Buick Park Avenue or equivalent, or, at the option of the Executive, in lieu thereof, the cash equivalent of the lease payments therefor.

                  (e) Vacation. During the Term, the Executive will be entitled to four weeks' paid vacation for each year. The Executive will also be entitled to the paid holidays and other paid leave set forth in Employer's policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such fiscal year may not be carried over and used in any subsequent fiscal year.

                  (f) Relocation. The Executive shall be eligible to participate in the ATI relocation policy applicable to executive new hires. In addition, ATI will compensate the Executive for the loss on the sale of his principal residence in Weston, Connecticut, subject to receipt of reasonable documentation of such loss.

                  (g) Meaning of Certain Terms. For the purposes of this Agreement, references to matters "pending" or "prior to" the IPO/Spin-off refers to a period prior to the first to occur of the IPO or Spin-off and references to matters "after" or "on or after" or "subsequent to" the IPO/Spin-off refers to a period on or after the first to occur of such IPO or Spin-off.


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         6. Restrictions.

                  (a) Non-competition. During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the manufacture or distribution of products similar to those products manufactured or distributed by the Company at the time of termination of the Agreement shall be deemed to be in competition with the Company provided that such product or products constitute at least 10% of the gross revenues of the Company at the time of termination of the Agreement); provided that such provision shall not apply to the Executive's ownership of Common Stock of ATI or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

                  (b) Nondisclosure. During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of ATI or the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of ATI or the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of ATI or the Company (which shall include, but not be limited to, information concerning ATI's or the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of ATI or the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to ATI and the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by ATI or the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about ATI or the Company or its or their respective businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law. None of the foregoing obligations and restrictions apply to any Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

                  (c) Nonsolicitation of Employees and Clients. During the Term and for a one year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive's duties under this Agreement,
(i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee or former employee of Employer, unless such employee or former employee has



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not been employed by Employer for a period in excess of six months, (ii) call on or solicit any of the actual or targeted prospective clients of Employer on behalf of any person or entity in connection with any business competitive with the business of Employer, and/or (iii) make known the names and addresses of such clients or any information relating in any manner to Employer's trade or business relationships with such customers (unless the Executive can demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Executive).

                  (d) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Employer or its customers (collectively, the "Work Product") shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by the Executive for hire for Employer within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for Employer, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of Employer, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  (e) Books and Records. All books, records, and accounts relating in any manner to the customers of Employer, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of Employer and shall be returned immediately to Employer on termination of the Executive's employment hereunder or on Employer's request at any time.

                  (f) Definition of Company. Solely for purposes of this Section 6, the term "Company" also shall include, along with all current direct and indirect subsidiaries, the Parent Company and any existing or future subsidiaries of the Company or the Parent Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company (including the Parent Company) or Parent Company during the periods described herein.

                  (g) Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interest of Employer including the legitimate interests of the Company, and (ii) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial, or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that



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his special knowledge of the business of the Company is such as would cause
Employer serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer's successors and assigns.

                  (h) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  (i) Extension of Time. If the Executive shall be in violation of any provision of this Section 6 then each time limitation set forth in this
Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this
Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  (j) Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

         7. Death. The Term shall terminate upon the death of Executive and be of no further force or effect. Upon such termination, Employer will pay the Executive's estate a lump sum equal to the sum of (A) the Annual Base Salary at the date of termination multiplied by the larger of (i) the number of years including fractions thereof remaining in the Term or (ii) two, and (B) the product of the Performance Bonus multiplied by the larger of (i) the number of years remaining in the Term or (ii) two. Employer reserves the right to provide this amount through a policy of insurance on the life of the Executive.

         8. Disability. If during the Term Executive is unable to perform his services, by reason of illness or incapacity, for a period of 180 consecutive days or more, Employer may, at its option, upon written notice to Executive, terminate the Term and his employment hereunder. If the Term is terminated as a result of the Executive's disability, Employer will pay the Executive (A) his Annual Base Salary at the date of termination for the period remaining in the Term, but in no event for less than two years, to be distributed in periodic installments according to Employer's customary payroll practices, and (B) a lump sum equal to the product of the Performance Bonus multiplied by the larger of
(i) the number of years remaining in the Term or (ii) two, to be paid at the time of such termination. Employer shall also continue to pay the premiums for the same or substantially similar Welfare Benefits for the longer of (i) the remainder of the Term or (ii) two years. Such termination shall not affect any rights of Executive to insurance payments due to Executive as a result of the insurance coverage provided for in Section 5(b) above. Notwithstanding the foregoing, if the Executive shall find other employment during the period he is receiving payments pursuant to this Section 8, then the Executive shall promptly notify Employer in writing of the date and terms of such employment and Employer shall be entitled to reduce the amount payable to the Executive pursuant to this
Section 8 during the period from the commencement of such other employment by the cash compensation



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received and to be received by the Executive for services rendered in connection with such other employment. Employer reserves the right to provide this benefit through a policy of insurance.

         9. Termination for Cause.

                  (a) Employer shall have the right to terminate the Term and the Executive's employment hereunder for Cause (as defined below). Upon any termination pursuant to this Section 9, Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

                  (b) For purposes hereof, the term "Cause" shall mean the Executive's conviction of a felony, the Executive's personal dishonesty directly affecting ATI or the Company, willful misconduct (which shall require prior written notice to the Executive from the CEO unless not curable or such misconduct is materially injurious to Employer), breach of a fiduciary duty involving personal profit to the Executive or intentional failure to substantially perform his duties after written notice to the Executive from the CEO that, in the reasonable judgment of the CEO, the Executive has failed to perform specific duties.

         10. Termination Without Cause. At any time Employer shall have the right to terminate the Term and the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 10 (that is not a termination under any of Sections 7, 8, 11 or 12), Employer shall pay to the Executive a lump sum equal to the sum of (A) the Annual Base Salary at the date of termination multiplied by the larger of (i) the number of years remaining in the Term or (ii) two, and (B) the product of the Performance Bonus multiplied by the larger of (i) the number of years remaining in the Term or
(ii) two. Employer shall also continue to pay the premiums for the same or substantially similar Welfare Benefits and the Executive shall be entitled to the other benefits set forth in Section 5(b), (d) and (e) for the longer of (i) the remainder of the Term or (ii) two years. In the event such entitlement is not allowed by law, the Executive shall be entitled to the cash equivalent of that benefit. Further any ATI stock option granted to Executive shall be exercisable immediately and the ATI Common Stock acquired pursuant to such exercise may be sold by Executive subject to no restrictions by ATI whatsoever (other than those imposed by federal and state securities laws). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)). The Executive shall be entitled to receive all severance payments and benefits hereunder regardless of any future employment undertaken by the Executive as long as he is in full compliance with the terms of this Agreement.

         11. Termination by Executive.

                  (a) The Executive shall at all times have the right, upon 60 days' written notice to Employer, to terminate the Term and his employment hereunder.

                  (b) Upon any termination pursuant to this Section 11 by the Executive without Good Reason (as defined below), Employer shall pay to the Executive any unpaid Annual Base



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Salary through the effective date of termination specified in such notice.
Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)). The Executive shall be entitled to receive all severance payments and benefits hereunder regardless of any future employment undertaken by the Executive as long as he is in full compliance with the terms of this Agreement.

                  (c) Upon any termination pursuant to this Section 11 by the Executive for Good Reason, Employer shall pay to the Executive the same amounts that would have been payable by Employer to the Executive under Section 10 of this Agreement if the Executive's employment had been terminated by Employer without Cause. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

                  (d) For purposes of this Agreement, "Good Reason" shall mean:

                           (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;

                           (ii) any failure by Employer to comply with any of the material provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; or

                           (iii) in the event that (A) a Change in Control (as defined in Section 12 hereof) in Employer shall occur during the Term and (B) prior to the earlier of the expiration of the Term and one year after the date of the Change in Control, the Term and Executive's employment with Employer is terminated by Employer without Cause, as defined in Section 9(b) (and other than pursuant to Section 7 by reason of the Executive's death or Section 8 by reason of the Executive's disability) or the Executive terminates the Term and his employment for Good Reason, as defined in Section 11(d)(i) or (ii) or because of the relocation of the Executive to another location more than 50 miles from Orange County, California without his consent.

It is specifically agreed that the Executive may resign and receive the amount set forth in Subsection 4(d)(iii) hereof if the Public Offering or the IPO/Spin-off has not occurred within the time periods specified in such Subsection, and the Executive gives Employer the notice of termination described in Section 4(d)(iii) hereof; however, such a resignation shall not be a termination for Good Reason as such term is defined in this Section 11 and the amount payable upon resignation by the Executive in such event shall be determined and paid pursuant to Subsection 4(d)(iii) and not pursuant to this
Section 11.

         12. Change in Control.

                  (a) For purposes of this Agreement, the term "Change in Control" shall mean:

                           (i) Subsequent to the IPO/Spin-off, approval by the stockholders of Employer of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of Employer immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) a liquidation or dissolution of Employer or (z) the sale of all or substantially all of the assets of Employer (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                           (ii) Individuals who, as of the date hereof, constitute the Board of Directors of ATI or who, immediately after the IPO/Spin-off, constitute the Board of Directors of the Company or Parent Company, as the case may be, (each, the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board, provided that any person becoming a director subsequent to the date hereof or, if applicable, the date of the IPO/Spin-off, whose election, or nomination for election by stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (iii) The acquisition (other than from Employer) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act (excluding, for this purpose, Employer or its subsidiaries, or any executive benefit plan of Employer or its subsidiaries) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), of 20% or more of either the then outstanding shares of ATI Common Stock (prior to the IPO/Spin-off) or common stock of the Company or the Parent Company, as the case may be, (after the IPO/Spin-off) or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the applicable entity.

                  (b) The payments made pursuant to the provisions of Section 11 as a result of a termination by the Executive for the Good Reason described in
Section 11(d)(iii) above shall be in lieu of any and all compensation due to Executive for the years that would otherwise be remaining in the Term. Upon receipt of said lump sum payment, this Agreement and all rights and duties of the parties shall be terminated, except as follows. In consideration for such lump sum payment and for the right to terminate under the conditions set forth above, Executive agrees to consult with Employer (or its successors), and its officers if requested to do so for a period of at least two years from the date of such termination. However, Executive shall be required to devote only such part of his time to such services as Executive believes reasonable in Executive's sole discretion, and the time and date such services are offered shall be determined by Executive so long as that time and date is within a reasonable period of time after the request. It is expressly agreed that ATI's rights to avail itself of the advice and consultation services of Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Executive in such events, and that non-compliance with any such request by Executive for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement. Executive agrees that, except for reimbursement of all reasonable expenses incurred by him with respect to such consultation and advisory services, payable as such consultation and advisory services are rendered, he shall not be entitled to any further compensation. It is understood that in furnishing any advisory and consulting services provided herein, Executive shall not be an executive of Employer but shall act in the capacity of independent contractor.

         13. Waivers. It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.

         14. Savings Provisions. The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

         15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without giving effect to its choice of law provision.

         16. Notices. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designate by notice to the other party and, after the IPO/Spin-off, at the Parent Company's or Company's then principal executive offices):

                  If to Employer         Allegheny Teledyne Incorporated
                                         10th Floor, Six PPG Place
                                         Pittsburgh, PA 15222
                                         Attn: Chief Executive Officer

                  with a copy to:        Jon D. Walton
                                         Senior Vice President, General Counsel
                                            and Secretary

                                         Allegheny Teledyne Incorporated
                                         10th Floor, Six PPG Place
                                         Pittsburgh, PA 15222

                  If to Executive:       At the most recent home address of
                                         Executive on the official records
                                         of Employer

         17. Default. In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days' notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action at law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach thereof, including all costs and attorneys' fees, whether settled out of court, arbitrated, or tried (at both trial and appellate levels).

         18. Section 162(m) Limits. Notwithstanding any other provision of this Agreement, if and to the extent that any remuneration payable by Employer to the Executive for any year would exceed the maximum amount of such remuneration that Employer may deduct for that year by reason of Section 162(m) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred so that it shall become payable at such time or times as the Board reasonably determines that it would be deductible by Employer under Section 162(m), with interest at the "short-term applicable federal rate" as such term is defined in Section 1274(d) of the Code.

         19. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, determined with regard to any additional payments required under this Section 19) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Employer shall make a payment to the Executive (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of paragraph (c) of this Section 19, all determinations required to be made under this Section 19, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP, or such other independent public accounting firm regularly engaged by Employer from time to time (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and the Executive within 20 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 19, shall be paid by Employer to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal and state income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 19 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of the Executive.

                  (c) The Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give Employer any information reasonably requested by Employer relating to such claim,

                           (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

                           (iii) cooperate with Employer in good faith in order effectively to contest such claim, and

                           (iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this

Section 19(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs the Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by Employer pursuant to Section 19(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Employer's complying with the requirements of Section 19(c)) promptly, after receipt by Executive of such refund, pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Employer pursuant to Section 19(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         20. Executive's Legal Counsel; Reimbursement of Attorneys Fees. Executive has been advised by legal counsel in connection with the negotiation, preparation and execution of this Agreement. Promptly upon the Executive's demand (accompanied by reasonable documentation), Employer shall reimburse the Executive his reasonable attorney's fees and costs relating to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated thereby.

         21. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         22. Waiver of Jury Trial. ALL PARTIES KNOWINGLY WAIVE THEIR RIGHTS TO REQUEST A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT OF LAW, TRIBUNAL OR LEGAL PROCEEDING INVOLVING THE PARTIES HERETO OR ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

         23. Successors.

                  (a) This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive's assigns, heirs, representatives or estate.

                  (b) This Agreement shall be binding upon and inure to the benefit of ATI (including therein each direct and indirect subsidiary) and its successors and assigns. In the event of a Public Offering, ATI shall cause the corporation whose stock is sold in the Public Offering (the "Offered Company") to accept this Agreement as its obligation and this Agreement shall be binding upon and inure to the benefit of the Offered Company and its direct and indirect subsidiaries and their respective successors and assigns. In the event that this Agreement is adopted by the Offered Company, ATI will have no obligation thereafter to perform or to make payments to the Executive, except for payments earned, due and owning as of the date of such Public Offering under this Agreement or under any one or more plans, programs and arrangements in which the Executive then participates.

         IN WITNESS WHEREOF, ATI, by its appropriate officer, signed this Agreement and Executive has signed this Agreement, as of the day and year first above written.



                          ALLEGHENY TELEDYNE INCORPORATED


                          By:  _______________________________________________
                               Richard P. Simmons
                               Chairman, President and Chief Executive Officer

                          EXECUTIVE


                          ____________________________________________________
                          Michael P. Hoopis